Exhibit 12.1
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COLONIAL REALTY LIMITED PARTNERSHIP
Ratio of Earnings to Fixed Charges
(all amounts in thousands)
December 31, 2002



Description                                            12/31/02        12/31/01
--------------------------------------------------------------------------------
Fixed Charges:
Interest expense                                       $ 65,265        $ 71,397
Capitalized interest                                      8,064          10,608
Debt costs amortization                                   3,636           1,321
                                                      --------------------------

Total Fixed Charges                                    $ 76,965        $ 83,326

Earnings Plus Fixed Charges:
Income before gains from sales of property
   and extraordinary items                              $ 61,290       $ 60,117
Fixed Charges                                             76,965         83,326
                                                      ------------   -----------

Total                                                  $ 138,255      $ 143,443

Ratio of Earnings to Fixed Charges                          1.80           1.72
                                                      ==========================
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